Huttig Building Products, Inc. Announces NASDAQ Listing

ST. LOUIS, MO -- (Marketwired - December 04, 2013) - Huttig Building Products, Inc., a leading domestic distributor of millwork, building materials and wood products, today announced that its common stock has been approved for listing on the NASDAQ Capital Market (NASDAQ) exchange. Its shares are expected to begin trading on NASDAQ on December 9, 2013 under the symbol "HBP". Huttig's shares will continue to trade on the OTCQB under the symbol "HBPI" until the close of business on December 6, 2013.

"We are pleased to take this step forward in our commitment to build shareholder value. We believe that listing on the NASDAQ will enhance our visibility in the investment community, increase the liquidity of our shares, and provide increased exposure to the institutional investment community," said Jon Vrabely, Huttig's President and CEO.

About Huttig

Huttig Building Products, Inc., currently in its 128th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

For more information:
Don Hake
investor@huttig.com
314-216-2600